Exhibit 10.1
October 1, 2010
Errol B. DeSouza
President and Chief Executive Officer
Biodel Inc.
100 Saw Mill Road
Danbury, Connecticut 06810
Dear Errol:
     Reference is made to the Executive Employment Agreement, dated as of March 26, 2010 (the “Employment Agreement”), between you and Biodel Inc. (the “Company”). This letter agreement records the mutual agreement between you and the Company with respect to the treatment of your Base Salary for purposes of the Employment Agreement.
     You and the Company hereby agree (i) to reduce the cash portion of your Base Salary, effective for amounts earned from October 1, 2010 through September 30, 2011, from $37,500 per month to $33,333.33 per month and (ii) to treat the remainder of your Base Salary for such period as deferred into restricted stock units (“RSUs”) under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”).
     The RSUs will be granted to you effective October 1, 2010, under a form of agreement substantially similar to that the Company has previously used. You will receive RSUs equal to $50,000 divided by the Fair Market Value (as defined in the 2010 Plan) of the Company’s common stock on October 1, 2010. Subject to the provisions of the Employment Agreement relating to acceleration or forfeiture of your equity awards, (i) 25% of the RSUs will vest on December 31, 2010; (ii) the remaining amount will vest in equal installments on March 31, 2011, June 30, 2011, and September 30, 2011; and (iii) the shares of the Company’s common stock represented by the RSUs will be distributed on (and not before) September 30, 2011, absent an intervening Reorganization Event or Change in Control Event (each as defined in the 2010 Plan) that causes an earlier distribution.
     The Company and you have agreed that, for all other purposes under the Employment Agreement, your Base Salary will be treated during the fiscal year ending September 30, 2011 as though it remained $450,000. You acknowledge that the reduction in the cash portion of your Base Salary during this period may cause a reduction in third-party insured benefits that are determined based on actual cash salary.
100 saw mill road • Danbury, CT • 06810
Phone: (203) 796-5000 • Fax: (203) 796-5002

     Except as amended by this letter agreement, the Employment Agreement shall remain in full force and effect.
     This letter agreement and the Employment Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.
     This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be an original, but when taken together, shall constitute a single agreement.
     Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement between us.
Very truly yours,
BIODEL INC.

By: Name:	/s/ Gerard Michel Gerard Michel
Title:	Chief Financial Officer

I have been given a reasonable amount of time to consider this letter agreement and to consult an attorney and/or advisor of my choosing. I have carefully read this letter agreement, understand the contents herein and freely and voluntarily assent to all of the terms and conditions hereof as of the date first written above

/s/ Errol B. De Souza Errol B. De Souza
100 saw mill road • Danbury, CT • 06810
Phone: (203) 796-5000 • Fax: (203) 796-5002